EXHIBIT 99.2
Unaudited Pro Forma Condensed Combined Financial Information

On March 27, 2024 (the “Closing Date”), Avalo Therapeutics, Inc. (the “Parent” or “Avalo”) entered into a definitive merger agreement (the “Agreement”) with AlmataBio, Inc., (the “Company” or “Acquiree” or “AlmataBio”) and the Company became a wholly owned subsidiary of the Parent (the “Transaction” or “Merger”).

Avalo’s acquisition of AlmataBio was structured as a stock-for-stock transaction whereby all outstanding equity interests in AlmataBio were exchanged in a merger for a combination of Avalo common stock and shares of Avalo Series C Preferred Stock resulting in the issuance of an aggregate of 171,605 shares of Avalo common stock and an aggregate of 2,412 shares of Series C Preferred Stock (convertible into 2,412,000 shares of common stock). In addition, a cash payment of $7.5 million was due to the former AlmataBio stockholders upon the initial closing of the private placement investment (which Avalo paid in April 2024). Avalo is also required to pay development milestones to the former AlmataBio stockholders, including $5 million due upon the first patient dosed in a Phase 2 trial in patients with hidradenitis suppurativa (“HS”) for AVTX-009 and $15 million due upon the first patient dosed in a Phase 3 trial for AVTX-009, both of which are payable in cash, Avalo stock, or a combination thereof at the election of the former AlmataBio stockholders, subject to the terms and conditions of the definitive merger agreement.

In connection with the Transaction, the Parent secured funding through private investment in public equity financing (“PIPE Financing”) for up to $185.0 million in gross proceeds, including an initial gross upfront investment of $115.6 million. The Parent could receive up to an additional $69.4 million of gross proceeds upon the exercise of the warrants issued in the PIPE Financing.

The following unaudited pro forma condensed combined financial information of Avalo is presented to illustrate the estimated effects of 1) the Merger and 2) the PIPE Financing.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 and quarter ended March 31, 2024 combines the historical consolidated statement of operations and comprehensive loss of Avalo and the historical statement of operations of AlmataBio, giving effect to the Merger and PIPE Financing as if they had occurred on January 1, 2023. A pro forma balance sheet as of March 31, 2024 is not presented because the Merger and PIPE Financing are reflected in the Avalo consolidated balance sheet as of March 31, 2024. See Note 1 — Description of Transactions and Basis of Presentation for additional information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the following historical consolidated financial statements and notes:

•the audited consolidated financial statements of Avalo as of December 31, 2023 and for the year then ended and related notes included in the Annual Report on Form 10-K for the year ended December 31, 2023;
•the audited financial statements of AlmataBio as of December 31, 2023 and for the period from April 28, 2023 (date of inception) to December 31, 2023 and related notes which are filed as Exhibit 99.1 to the Current Report on this Form 8-K/A; and
•the unaudited consolidated financial statements of Avalo as of March 31, 2024 and for the quarter then ended and related notes included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (Securities Act) and presents the consolidated results of operations of Avalo and the historical results of operations of AlmataBio, adjusted to give effect to (i) the acquisition of AlmataBio as further described in Note 1 — Description of the Transaction and Basis of Presentation; and (ii) the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below. The unaudited pro forma condensed combined financial information is presented for illustrative and informational purposes only and is based upon available information and reflects estimates and certain assumptions made by our management that we believe are reasonable. Actual adjustments may differ materially from the information presented herein. The unaudited pro forma condensed combined financial information does not purport to represent what the results of operations would have been had the Merger and PIPE Financing actually occurred on the dates indicated, nor does it purport to project the results of operations for any future period or as of any future date. Avalo’s actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which is referred to herein as GAAP, with Avalo being the accounting acquirer. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies and does not purport to represent the actual results of operations that Avalo and AlmataBio would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma combined financial information does not reflect any potential cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2023

(in thousands, except share and per share amounts)

(in thousands)	Avalo Therapeutics, Inc. (Historical)	AlmataBio, Inc. (Historical)	Transaction Adjustments	Notes	Pro Forma Combined
Revenues:
Product revenue, net	$1,408	$—	$—		$1,408
License and other revenue	516	—	—		516
Total revenues, net	1,924	—	—		1,924

Operating expenses:
Cost of product sales	1,284	—	—		1,284
Research and development	13,784	102	—		13,886
Acquired in-process research and development	—	561	—		561
Selling, general and administrative	10,300	149	—		10,449
Goodwill impairment	3,907	—	—		3,907
Amortization expense	—	—	—		—
Total operating expenses	29,275	812	—		30,087
	(27,351)	(812)	—		(28,163)
Other expense:					—
Interest expense, net	(3,417)	—	—		(3,417)
Change in fair value of derivative liability	(720)	—	—		(720)
Other expense, net	(42)	—	—		(42)
Total other expense, net	(4,179)	—	—		(4,179)
Loss before income taxes	(31,530)	(812)	—		(32,342)
Income tax expense	14	—	—		14
Net loss	$(31,544)	$(812)	$—		$(32,356)

Net loss per share of common stock, basic and diluted	$(114)	$—	$—		$(70)
Weighted average common stock outstanding, basic and diluted	277,727	—	171,605	A	449,332

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Quarter Ended March 31, 2024

(in thousands, except share and per share amounts)

(in thousands)	Avalo Therapeutics, Inc. (Historical)	AlmataBio, Inc. (Historical)	Transaction Adjustments	Notes	Pro Forma Combined
Operating expenses:
Cost of product sales	(80)	—	—		(80)
Research and development	2,116	81	—		2,197
Acquired in-process research and development	27,538	—	—		27,538
General and administrative	3,193	736	—		3,929
Total operating expenses	32,767	817	—		33,584
	(32,767)	(817)	—		(33,584)
Other expense:					—
Excess of warrant fair value over private placement proceeds	(79,276)	—	—		(79,276)
Private placement transaction costs	(9,220)	—	—		(9,220)
Change in fair value of derivative liability	(120)	—	—		(120)
Interest income, net	100	—	—		100
Total other expense, net	(88,516)	—	—		(88,516)
Loss before income taxes	(121,283)	(817)	—		(122,100)
Income tax expense	7	—	—		7
Net loss	$(121,290)	$(817)	$—		$(122,107)

Net loss per share of common stock, basic and diluted	$(141)	$—	$—		$(119)
Weighted average common stock outstanding, basic and diluted	859,381	—	164,062	A	1,023,443

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

1. Description of Transactions and Basis of Presentation

Description of the Merger

On March 27, 2024 (the “Closing Date”), Avalo Therapeutics, Inc. (the “Parent” or “Avalo”) entered into a definitive merger agreement (the “Agreement”) with AlmataBio, Inc., (the “Company” or “Acquiree” or “AlmataBio”) and the Company became a wholly owned subsidiary of the Parent (the “Transaction” or “Merger”).

Avalo’s acquisition of AlmataBio was structured as a stock-for-stock transaction whereby all outstanding equity interests in AlmataBio were exchanged in a merger for a combination of Avalo common stock and shares of Avalo non-voting Series C Preferred Stock resulting in the issuance of an aggregate of 171,605 shares of Avalo common stock and an aggregate of 2,412 shares of non-voting Series C Preferred Stock (convertible into 2,412,000 shares of common stock). In addition, a cash payment of $7.5 million was due to the former AlmataBio stockholders upon the initial closing of the private placement investment (which Avalo paid in April 2024). Avalo is also required to pay development milestones to the former AlmataBio stockholders, including $5 million due upon the first patient dosed in a Phase 2 trial in patients with HS for AVTX-009 and $15 million due upon the first patient dosed in a Phase 3 trial for AVTX-009, both of which are payable in cash, Avalo stock, or a combination thereof at the election of the former AlmataBio stockholders, subject to the terms and conditions of the definitive merger agreement.

AlmataBio was formed in April 2023 and its primary operations were largely limited to identifying and in-licensing the anti-IL-1β asset.

PIPE Financing

In connection with the Transaction, the Parent secured funding through private investment in public equity financing (“PIPE Financing”) for up to $185.0 million in gross proceeds, including an initial gross upfront investment of $115.6 million. The Parent could receive up to an additional $69.4 million of gross proceeds upon the exercise of the warrants issued in the PIPE Financing. This funding provides the Parent with sufficient equity to support the development through Phase 2 in HS (topline results from a planned Phase 2 trial in HS are expected in 2026 and the upfront funding is expected to fund the asset through this data readout and into 2027).

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared with the Merger being accounted for as an asset acquisition by Avalo of AlmataBio. Upon completion of the Merger, Avalo obtained control of AlmataBio’s assets consisting primarily of cash and in-process research and development (“IPR&D”). In accordance with U.S. GAAP, Avalo must first assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. An initial screen test is completed to determine if substantially all of the fair value of the gross assets acquired of AlmataBio is concentrated in a single asset or group of similar assets. If that screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Avalo accounted for the acquisition of AlmataBio as an asset acquisition as substantially all of the fair value of the gross assets being acquired of AlmataBio is concentrated within AlmataBio’s IPR&D, specifically AVTX-009.

Under the asset acquisition method of accounting, the assets acquired and liabilities assumed are recognized and measured at fair value and no goodwill is recorded or recognized. Acquired IPR&D that has no future alternative use is expensed at the time of acquisition.

The pro forma adjustments reflecting the consummation of the Merger and PIPE Financing are based on certain currently available information and certain assumptions and methodologies that Avalo believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is possible that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Avalo believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger and PIPE Financing based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies and does not purport to represent the actual results of operations that Avalo and AlmataBio would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Merger.

2. Estimated Consideration and Preliminary Purchase Price Allocation

The fair value of the consideration totaling approximately $27.2 million, inclusive of the estimated Avalo transaction costs incurred after March 31, 2024 in connection with the asset acquisition, is summarized as follows (in thousands):

(in thousands)	Amount
Stock consideration	$12,272
Milestone payment due upon close of private placement investment	7,500
Milestone payment due upon first patient dosed in a Phase 2 trial	5,000
Transaction costs	2,402
Total GAAP Purchase Price at Close	$27,174

The fair value of the Stock consideration transferred is equal to the aggregate common shares issued of 171,605 and the aggregate preferred shares issued of 2,412 (as-converted to 2,412,000 shares of common stock), multiplied by the Company’s closing stock price of $4.75 on March 27, 2024.

Avalo deemed the milestones included above to be probable and estimable as of the transaction close date and therefore included as part of the GAAP purchase price at close.

Allocation of the consideration transferred to the net assets acquired and based upon the net assets of AlmataBio as of March 31, 2024, was as follows (in thousands):

(in thousands)	Amount
Acquired IPR&D	$27,644
Cash	356
Accrued expenses and other current liabilities	(826)
Total GAAP Purchase Price	$27,174

3. Transaction Accounting Adjustments

A.The pro forma combined basic and diluted loss per share have been adjusted to reflect the pro forma net loss for the three months ended March 31, 2024 and the pro forma net loss attributable to common stockholders for the year ended December 31, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted loss per share has been adjusted assuming that the estimated total number of shares of common stock of the combined company that were issued in connection with the Merger have been outstanding for the entirety of all periods presented. The pro forma adjustment for the three months ending March 31, 2024 reflects the incremental amount of common shares not already included in Avalo’s historical weighted average common stock outstanding as of March 31, 2024.

The following table sets forth the calculation of the pro forma adjustment to the weighted-average number of common shares outstanding — basic and diluted.

	Three Months Ended	Year Ended
(in thousands)	March 31, 2024	December 31, 2023
Issuance of common stock to AlmataBio shareholders	171,605	171,605
Less: Common stock issued to AlmataBio shareholders included in Avalo’s historical weighted average common stock outstanding	7,543	—
Pro forma adjustment	164,062	171,605
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